                                    As filed with the Commission on May 17, 2000
                                                     1933 Act File No. 333-37192


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   Form N-14

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933  X

                         Pre-Effective Amendment No. 1
                          Post-Effective Amendment No.


                              BT INVESTMENT FUNDS
               (Exact Name of Registrant as Specified in Charter)

                  One South Street, Baltimore, Maryland 21202
                    (Address of Principal Executive Offices)

                                 (410) 895-3433
                        (Registrant's Telephone Number)

Daniel O. Hirsch, Esq.                     Copies to: Burton M. Leibert, Esq.
One South Street                                      Willkie Farr & Gallagher
Baltimore, Maryland  21202                            787 Seventh Ave
(Name and Address of Agent                            New York, New York 10019
for Service)

Title of Securities Being Registered:
Shares of beneficial interest, par value $.001 per share

No filing fee is due because an indefinite number of shares has previously been registered pursuant to Rule 24f-2 under the Investment Company Act of 1940.
This Registration Statement relates to shares previously registered on Form N-1A (File Nos. 33-07404, 811-4760).

Parts A, B and C are incorporated by reference to Registrant's Registration Statement Form N-14 (File No. 333-37192) filed with the Securities and Exchange Commission on May 16, 2000.

Approximate Date of Proposed Public Offering:
The effective date is delayed until the Registrant shall file a further amendment, which specifically states an effective date, or until the Commission may determine.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, BT Investment Funds, on behalf of its series Small Cap Fund, has duly caused this amendment to the Registration Statement on Form N-14 to be signed on its behalf by the undersigned, duly authorized, in the City of Baltimore and the State of Maryland on this 14th day of June, 2000.


                                                    BT INVESTMENT FUNDS
                                                    By:  /s/  Daniel O. Hirsch
                                                    ---------------------------
                                                    Daniel O. Hirsch, Secretary


Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement on Form N-14 has been signed below by the following persons in the capacities and on the dates indicated.

Signatures                         Title                               Date
----------                         -----                               ----
/s/ Daniel O. Hirsch               Secretary                           June 14, 2000
-------------------------
Attorney in Fact
For the Persons Listed Below)

/s/ JOHN Y. KEFFER*                President and                       June 14, 2000
-------------------------          Chief Executive Officer
John Y. Keffer

/s/ CHARLES A. RIZZO*              Treasurer (Principal                June 14, 2000
-------------------------          Financial and Accounting Officer)
Charles A. Rizzo

/s/ CHARLES P. BIGGAR*             Trustee                             June 14, 2000
-------------------------
Charles P. Biggar

/s/ S. LELAND DILL*                Trustee                             June 14, 2000
-------------------------
S. Leland Dill

/s/ MARTIN J. GRUBER*              Trustee                             June 14, 2000
-------------------------
Martin J. Gruber

/s/ RICHARD T. HALE*               Trustee                             June 14, 2000
-------------------------
Richard T. Hale

/s/ RICHARD J. HERRING*            Trustee                             June 14, 2000
-------------------------
Richard J. Herring

/s/ BRUCE T. LANGTON*              Trustee                             June 14, 2000
-------------------------
Bruce T. Langton

/s/ PHILIP SAUNDERS, JR.*          Trustee                             June 14, 2000
-------------------------
Philip Saunders, Jr.

/s/ HARRY VAN BENSCHOTEN*          Trustee                             June 14, 2000
-------------------------
Harry Van Benschoten

*By Power of Attorney. Incorporated by reference to Post-Effective Amendment No. 67 of BT Investment Funds as filed with the SEC on January 28, 2000.

                                   SIGNATURES

BT INVESTMENT PORTFOLIOS has duly caused this amendment to the Registration Statement on Form N-14 to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Baltimore and the State of Maryland on the 14th day of June, 2000.

                                                   BT INVESTMENT PORTFOLIOS
                                                   By: /s/ Daniel O. Hirsch
                                                   ---------------------------
                                                   Daniel O. Hirsch, Secretary

This amendment to the Registration Statement on Form N-14 of BT Investment Funds has been signed below by the following persons in the capacities indicated with respect to BT INVESTMENT PORTFOLIOS.

NAME                                      TITLE                               DATE
By:/s/ DANIEL O. HIRSCH                   Secretary                           June 14, 2000
   ----------------------------           (Attorney in Fact
Daniel O. Hirsch                          For the Persons Listed Below)


/s/ JOHN Y. KEFFER*                       President and                       June 14, 2000
-------------------------------           Chief Executive Officer
John Y. Keffer

/s/ CHARLES A. RIZZO*                     Treasurer (Principal                June 14, 2000
-------------------------------           Financial and Accounting Officer)
Charles A. Rizzo

/s/ CHARLES P. BIGGAR*                    Trustee                             June 14, 2000
-------------------------------
Charles P. Biggar

/s/ S. LELAND DILL*                       Trustee                             June 14, 2000
-------------------------------
S. Leland Dill

/s/ MARTIN J. GRUBER*                     Trustee                             June 14, 2000
-------------------------------
Martin J. Gruber

/s/ RICHARD T. HALE*                      Trustee                             June 14, 2000
-------------------------------
Richard T. Hale

/s/ RICHARD J. HERRING*                   Trustee                             June 14, 2000
-------------------------------
Richard J. Herring

/s/ BRUCE T. LANGTON*                     Trustee                             June 14, 2000
-------------------------------
Bruce T. Langton

/s/ PHILIP SAUNDERS, JR.*                 Trustee                             June 14, 2000
-------------------------------
Philip Saunders, Jr.

/s/ HARRY VAN BENSCHOTEN*                 Trustee                             June 14, 2000
-------------------------------
Harry Van Benschoten

*By Power of Attorney. Incorporated by reference to Post-Effective Amendment No. 67 of BT Investment Funds as filed with the SEC on January 28, 2000.